CERTIFICATE OF MERGER
                                       OF
                       MEDITRUST ACQUISITION COMPANY INTO
                          SANTA ANITA OPERATING COMPANY


     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. That the name and state of organization of each of the constituent entities of the merger is as follows:

         Santa Anita Operating Company is a Delaware corporation.

         Meditrust Acquisition Company is a Massachusetts business trust.

     2. That a Third Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with the requirements of Section 254(d) of the General Corporation Law of the State of Delaware.

     3. That the surviving corporation in the merger is Santa Anita Operating Company.

     4. Upon the merger becoming effective, the Certificate of Incorporation of the surviving corporation will be amended:

         (i) to amend Article FIRST thereof to read as follows: "FIRST: Name. The name of the Corporation is Meditrust Operating Company."; and

         (ii) to amend Article FOURTH thereof to read as follows:

          FOURTH: Capitalization. SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 306,000,000, of which 270,000,000 shares of the par value of $.10 each are to be of a class designated Common Stock, 6,000,000 shares of the par value of $.10 each are to be of a class designated Preferred Stock and 30,000,000 shares of the par value of $.10 each are to be of a class designated Series Common Stock.

          SECTION 2. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or all or any of them.



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          SECTION 3. The shares of Series Common Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Series Common Stock and the number of shares constituting any such series and the designation thereof, or all or any of them.

          SECTION 4. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

          (b) Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series).

          (c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          (d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

     5. That the executed Merger Agreement is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 197 First Avenue, Suite 100, Needham, Massachusetts 02194.

     6. That a copy of the Merger Agreement will be furnished by the surviving corporation on request and without cost to any stockholder of any constituent corporation.


                                    SANTA ANITA OPERATING COMPANY


Dated: 11/5/97                         By:/s/ William C. Baker
      -------------------              ------------------------------
                                       Its: President
                                            William C. Baker